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                                                                    EXHIBIT 99.1


[NATIONAL CITY LOGO]

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                  MEDIA CONTACT:
                                                                     Doug Draper
                                                                    216-222-2929
                                                    doug.draper@nationalcity.com


               PETER RASKIND TO MANAGE RETAIL SALES & DISTRIBUTION
                                FOR NATIONAL CITY

         CLEVELAND, August 1, 2002 - National City Corporation (NYSE: NCC) has named Peter E. Raskind the new head of its Retail Sales and Distribution business unit. Raskind will be responsible for National City's more than 1,100 branch-banking offices in Ohio, Pennsylvania, Indiana, Kentucky, Illinois and Michigan, as well as telephone banking, small business, marketing and various staff functions. In his new role, Raskind reports to Robert G. Siefers, National City Corporation vice chairman.

         Raskind, 45, executive vice president of National City Corporation, previously had the responsibility for the company's Consumer Finance line of business. In this capacity, he managed dealer finance, card services, education finance, national home equity lending, First Franklin Financial Corporation and Altegra Credit Company. He joined National City in September 2000 after a 17-year career with First Bank System/U.S. Bancorp. At U.S. Bancorp, he was vice chairman with responsibility for branch and telephone banking. His previous positions included leadership of the corporate trust business line, treasury management services, international banking, corporate finance and loan syndication.

         "Peter Raskind is an extremely capable and experienced leader with both a thorough understanding of the financial services industry and a strong commitment to our customers," said David A. Daberko, chairman and chief executive officer of National City. "During his two years at National City, Peter has been instrumental in driving strategic change throughout the Consumer Finance business unit, and we are confident that he will continue the positive momentum in our Retail organization."

         Raskind replaces A. Joseph Parker, who is on personal leave from National City. An announcement regarding the leadership of the Consumer Finance business unit will be made within the next several weeks.

ABOUT NATIONAL CITY
-------------------
National City Corporation (NYSE: NCC) is headquartered in Cleveland, Ohio and is one of the nation's largest financial holding companies. As of June 30, 2002, National City had total assets of $99 billion and total deposits of $57 billion. The company operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Indiana, Kentucky, and Illinois, and in selected national markets. Its primary businesses include commercial and retail banking,


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consumer finance, asset management, mortgage financing and servicing, and card processing. National City's website can be found at www.NationalCity.com